Notice of Grant of Stock Options and Option Agreement	Advanced Energy Industries, Inc. ID: 84-0846841 1625 Sharp Point Drive Fort Collins, CO 80525 (970) 221-4670

FIRST_NAME LAST_NAME ADDRESS	Grant Number: Plan: ID:

You have been granted an option to purchase Common Stock of Advanced Energy Industries, Inc. (the Company), subject to the terms and conditions in the 2008 Omnibus Incentive Plan and the 2008 Omnibus Incentive Plan Stock Option Agreement, as follows:

Date of Grant:

Exercise Price Per Share:

Total Number of Shares Granted:

Total Option Price:

Type of Option:

Expiration Date of Option:

Shares in each period will become fully vested on the date shown.

Shares	Vest Date

These options are granted under and governed by the terms and conditions of the Company's Stock Option Plan, as amended, and the Option Agreement, all of which are attached and made a part of this document.

Advanced Energy Industries, Inc.